Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

OF

Guided Therapeutics, INC.

Guided Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Corporation’s Board of Directors by the Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of Title 8 of the Delaware General Corporation Law, said Board of Directors by unanimous written consent executed on May 21, 2013 adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series B Convertible Preferred Stock of the Corporation, which resolutions are set forth below (with the attachment to such resolution being attached hereto as Schedule 1):

WHEREAS, the Board of Directors deems it advisable and in the best interest of the Corporation that the Corporation authorize, create, issue and sell a new series of preferred stock of the Corporation, to be entitled the Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred”);

WHEREAS, the Board of Directors has reviewed the form of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Guided Therapeutics, Inc. (the “Certificate of Designations”) setting forth the rights, privileges and preferences relating to the Series B Preferred; and

WHEREAS, Section 151(g) of the Delaware General Corporation Law and the Restated Certificate of Incorporation, as amended, of the Corporation authorizes the Board of Directors of the Corporation to divide the shares of the Corporation’s preferred stock, $.001 par value, into one or more series and to issue shares of any such series, and to fix and to determine the relative rights and preferences of the shares of such series;

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors of the Corporation hereby establishes a series of $.001 par value preferred stock of the Corporation to be designated as the “Series B Convertible Preferred Stock”;

FURTHER RESOLVED, that the number of shares of Series B Convertible Preferred Stock, the voting rights, dividend rights, liquidation rights and conversion rights of the holders of the shares of the Series B Convertible Preferred Stock, and all other preferences and relative rights in respect of shares of Series B Convertible Preferred Stock, shall be as set forth on Schedule 1 attached to these resolutions; and

FURTHER RESOLVED, that the officers of the Corporation are, and each of them (acting alone) hereby is, authorized to execute, deliver, file and record the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with Sections 103 and 151(g) and any other applicable provisions of the General Corporation Law of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mark Faupel, its President and Chief Executive Officer, and attested by Mark Faupel, its Secretary, this 22nd day of May, 2013.

GUIDED THERAPEUTICS, INC.

By: /s/ Mark Faupel____________________
Mark Faupel, President and Chief

Executive Officer

ATTEST:

By: /s/ Mark Faupel________________
__ Mark Faupel _______, Secretary

(Corporate Seal)

Schedule 1

DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
GUIDED THERAPEUTICS, INC.

Pursuant to authority granted in the Restated Certificate of Incorporation, as amended, of Guided Therapeutics, Inc., a Delaware corporation (the “Corporation”), the Board of Directors of the Corporation has been authorized to issue in series shares of preferred stock and to designate by resolution the relative preferences and rights of each series established. By resolution of the Corporation’s Board of Directors (the “Board of Directors”), the Corporation has established and fixed the relative preferences and rights of up to 3,000 shares of preferred stock designated as the “Series B Convertible Preferred Stock,” each of $.001 par value (the “Preferred Stock”).

For the purposes of this statement,

“Additional Appraiser” has the meaning set forth in Section (b).

“Approvable Letter” means a letter from the U.S. Food and Drug Administration (the “FDA”) informing the applicant that it has completed its review of the application and determined that there needs to be resolution of minor deficiencies, which are identified in such letter (21 CFR 814.44(e)), and/or completion of an FDA inspection that finds the manufacturing facilities, methods, and controls in compliance with the Quality System (QS) regulation, 21 CFR Part 820, and, if applicable, verifies records pertinent to the PMA as per 21 CFR 814.44(e)(1)(ii), and no other material requirements.

“Automatic Conversion Date” means the earlier of (a) the date that is the 30th day after the later of the Corporation’s receipt of an Approvable Letter for the Corporation’s LuViva product for cervical cancer and the date on which the Common Stock achieves an average Closing Price for twenty (20) consecutive trading days of at least $0.98 with an average daily trading volume during such twenty (20) consecutive trading days of at least 25,000 shares, (b) the date on which the Common Stock achieves an average Closing Price for twenty (20) consecutive trading days of at least $1.16 with an average daily trading volume during such twenty (20) consecutive trading days of at least 25,000 shares, or (c) the date after the second (2nd) anniversary of the Original Issue Date on which the Common Stock achieves an average Closing Price for twenty (20) consecutive trading days of at least $0.82 with an average daily trading volume during such twenty (20) consecutive trading days of at least 25,000 shares; provided, however, that if, in the case of any of the foregoing clauses (a), (b) or (c), on such date, (i) there is not an effective Registration Statement (as defined in the Registration Rights Agreement) registering, or no current prospectus available for, the resale of the Conversion Shares, or (ii) the Conversion Shares are not then eligible to be sold without restriction under Rule 144 under the Securities Act, then the Automatic Conversion Date shall be delayed until the Closing Price and trading volume requirements of clauses (a), (b) or (c), as the case may be, are first satisfied after such time that either (X) there is an effective Registration Statement (as defined in the Registration Rights Agreement) registering, and a current prospectus available for, the resale of the Conversion Shares, or (Y) the Conversion Shares are eligible to be sold without restriction under Rule 144 under the Securities Act. The average Closing Prices and share trading volumes provided for in this definition shall be appropriately adjusted for any stock splits, stock dividends, and the like occurring after the Original Issue Date.

“Business Day” means any day other than a Saturday, Sunday or any other day on which the principal national securities exchange on which the Common Stock is then listed or admitted to trading is not open for business (or, if the Common Stock is not then listed or admitted to trading on any national securities exchange, the over-the-counter market is not open for business).

“Closing Price” shall mean, per share of Common Stock on any date specified herein, (a) the last sale price on such date of such Common Stock or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading, or (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange but is trading on the over-the-counter market, the last sale price as reported by OTC Markets Group, Inc., or (c) if neither (a) nor (b) is applicable, a price per share thereof equal to the fair value thereof determined in good faith by a resolution of the Board of Directors as of a date which is within 15 days of the date as of which the determination is to be made.

“Common Stock” shall mean the common stock, $0.001 par value, of the Corporation.

“Conversion Shares” shall mean the shares of Common Stock issuable upon the conversion of the Preferred Stock in accordance with Section (c).

“Initial Appraiser” has the meaning set forth in Section (b).

“Holder” means a holder of record of shares of Preferred Stock.

“Issue Date” as to any share of Preferred Stock shall mean the date of issuance of such share.

“Invested Amount” per share of Preferred Stock shall mean $1,000.00 (as adjusted for changes in the Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date).

“Junior Stock” means shares of any class of capital stock of the Corporation ranking subordinate to the Preferred Stock as to both dividends and distribution of assets upon liquidation.

“Liquidation Amount” has the meaning set forth in Section (b).

“Original Issue Date” shall mean the date on which shares of Preferred Stock are first issued.

“Pari Passu Stock” means shares of any class of capital stock of the Corporation ranking equal to the Preferred Stock as to dividends and the distribution of assets upon liquidation.

“Person” shall mean any individual, association, partnership, corporation, limited liability company, limited partnership, limited liability partnership, joint stock company, trust or unincorporated organization.

“Purchase Agreement” means the Securities Purchase Agreement, by and among the Corporation and purchasers identified therein, providing for the issuance of shares of Preferred Stock on the Original Issue Date.

“Registration Rights Agreement” means the Registration Rights Agreement entered into by and among the Corporation and the initial Holders of the Preferred Stock on the Original Issue Date.

“Requisite Majority in Interest” means, as of any date, the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock outstanding on such date.

“Sale or Merger” has the meaning set forth in Section (b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrants” shall mean the warrants to purchase shares of Common Stock issued by the Corporation on the Original Issue Date to the initial Holders of the Preferred Stock.

The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

(a)                Dividend Rights. The Holders of the Preferred Stock shall be entitled to receive quarterly at the end of each calendar quarter, commencing on and after October 1, 2013, out of funds legally available therefor, dividends per share at the per annum rate of five percent (5%) of the Invested Amount in respect of the period beginning October 1, 2013 and ending December 31, 2013, and at a per annum rate of ten percent (10%) of the Invested Amount thereafter, prior and in preference to any declaration or payment of any dividend on any Junior Stock. Such dividends shall be cumulative, compounded annually, and accrue beginning on October 1, 2013, whether or not declared by the Board of Directors. At the election of the Corporation, dividends on the Preferred Stock may be paid by the issuance and delivery of whole shares of Common Stock having a then (at the time of such issuance) aggregate Closing Price equal to the amount of dividends so paid, as long as such shares of Common Stock are registered for resale under an effective Registration Statement (as defined in the Registration Rights Agreement) or such shares are then eligible to be sold without restriction under Rule 144 of the Securities Act. The shares of Pari Passu Stock shall rank equally with the Preferred Stock as to payment of dividends. In the event that any dividend becomes due and payable to the Holders of the Preferred Stock and there is also due and payable a dividend to the holders of Pari Passu Stock, and the Corporation has insufficient funds to make payment in full to all Holders of the Preferred Stock and to the holders of Pari Passu Stock of such respective dividends, then such funds as are available shall be distributed among the Holders of the Preferred Stock and the holders of Pari Passu Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

(b)               Liquidation or Sale or Merger.

In the event of:

(A)                                                             any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), or

(B)                                                              a Sale or Merger (defined below), unless, in the case of a Sale or Merger, the Holders of the Preferred Stock have elected by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the total number of shares of such series outstanding, voting separately as a class, to exclude such Sale or Merger from the application of this Section (b) (in which case this Section (b) shall not apply to such transaction), the Holders of the outstanding shares of the Preferred Stock shall be entitled to receive in exchange for and in redemption of each share of their Preferred Stock, prior and in preference to the holders of Junior Stock, (x) in the case of a Liquidation, from any funds legally available for distribution to stockholders, and (y) in the case of a Sale or Merger to which this Section (b) applies, from the net proceeds therefrom (defined for these purposes to mean the proceeds, whether cash, securities, or property, available for distribution to stockholders or payable to the stockholders by reason of the Sale or Merger), an amount (the “Liquidation Amount”) equal to the greater of (i) Invested Amount per share, plus the aggregate amount of all declared or accrued, but unpaid, dividends per share, or (ii) the amounts to which such holders would have been entitled if the shares of Preferred Stock were converted to shares of Common Stock immediately before the Liquidation, or Sale or Merger as the case may be.

For purposes of these Designations, a “Sale or Merger” shall mean any of the following:

(x) the merger, reorganization, or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation immediately preceding such merger, reorganization, or consolidation (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the surviving corporation; or

(y) the sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting interests of such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the Corporation and its subsidiaries taken as a whole) to any entity fifty percent (50%) or more of the voting securities of which are not beneficially owned (as determined in accordance with the rules and regulations promulgated under the federal Securities Exchange Act of 1934) by all or substantially all of the individuals and entities that were the beneficial owners of the Corporation’s voting securities prior to such transaction or transactions.

Any securities to be delivered to the Holders of the Preferred Stock pursuant to this Section (b) as a consequence of a Sale or Merger shall be valued as follows:

(i)                 if traded on a national securities exchange, by averaging the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;

(ii)               if actively traded on the over-the-counter market, by averaging the last sale price as reported by OTC Markets Group, Inc. over the thirty (30)-day period ending three (3) days prior to the closing; and

(iii)             if there is no active public market, at the fair market value thereof, as determined in good faith by a resolution of the Board of Directors following the Board of Directors’ approval of a Sale or Merger, and each Holder shall be notified in writing of such value at least thirty (30) days prior to the scheduled closing of the Sale or Merger. If, however, any Holders shall give the Board of Directors written notice at least twenty (20) days prior to the scheduled closing that he, it, or they disagree with the value placed upon the securities, then the Holders and the Board of Directors shall attempt to agree upon a fair market value. Should the Holders and the Board of Directors be unable to agree during the ten (10)-day period immediately following the giving of the written notice of such disagreement as to the fair market value without the employment of appraisers, then they shall each select an appraiser experienced in the business of evaluating or appraising the market value of stock. The appraisers so selected (the “Initial Appraisers”) shall, on or prior to the scheduled closing, appraise such securities to be received as of the date of the closing. If the difference between the resulting appraisals is no greater than ten percent (10%) of the higher appraisal, then the average of the appraisals shall be deemed the fair market value; otherwise, the Initial Appraisers shall select an additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers. If they fail to select such Additional Appraiser as provided above, then either the Holders or the Board of Directors may apply, after immediate written notice to the other, to the Atlanta, Georgia, office of the American Arbitration Association for the appointment of such Additional Appraiser. The Additional Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of the securities, and such value shall be the fair market value. The Additional Appraiser shall forthwith give written notice of his determination to the Board of Directors and the Holders. Each party shall pay the expenses and fees of the appraiser selected by him or it, and, if an Additional Appraiser is employed, the party who selected the Initial Appraiser whose value determination was rejected by the Additional Appraiser shall pay all the expenses and fees of the Additional Appraiser. The fair market value determined pursuant to this provision shall apply to all Holders, including any Holders not providing notice of a challenge pursuant to this provision.

(c)                Conversion. The Holders shall have conversion rights in respect of these shares of Preferred Stock as follows (the “Conversion Rights”):

1.                  Conversion Rate. The shares of Preferred Stock shall be convertible, at the times and under the conditions described in this Section (c) hereafter, at the rate (the “Conversion Rate”) of one share of Preferred Stock into the number of shares of Common Stock, rounded to the closest whole share of Common Stock, that equals the quotient obtained by dividing the sum of (i) the Invested Amount plus (ii) all declared or accrued but unpaid dividends on such share of Preferred Stock, by the Conversion Price (defined hereinafter). Such conversion shall be deemed to have been made on the Conversion Effective Date (defined hereinafter), and such conversion shall be effected in accordance with the procedures described in Subsection (c)(5) below. The “Conversion Price” shall initially be equal to sixty-eight cents ($0.68). “Conversion Effective Date” shall mean, in the case of conversion pursuant to Subsection (c)(2) below, the date the Corporation receives the Conversion Notice delivered pursuant to Subsection (c)(5) below and, in the case of conversion pursuant to Subsection (c)(3) below, the Automatic Conversion Date.

2.                  Conversion Right. Each share of Preferred Stock shall be convertible at any time, at the option of the Holder thereof, at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock at the then effective Conversion Rate.

3.                  Automatic Conversion. On any Automatic Conversion Date, each share of Preferred Stock then outstanding (subject to the proviso below) shall automatically be converted into Common Stock at the then effective Conversion Rate. Such conversion shall be automatic, without need for any further action by the Holders and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion or to pay the dividends payable upon such conversion unless certificates evidencing such shares of the Preferred Stock are surrendered to the Corporation in accordance with the procedures described in Subsection (c)(5) below. Upon the conversion of the Preferred Stock pursuant to this Subsection (c)(3), the Corporation shall promptly send notice thereof to each Holder, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (c)(5) below.

4.                  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.

5.                  Mechanics of Conversion.

(A)             Before any Holder shall be entitled to receive certificates representing the shares of Common Stock into which shares of Preferred Stock are converted in accordance with Subsections (c)(2) or (c)(3) above, such Holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock (or if such certificate or certificates have been lost or destroyed, provide an affidavit in conformance with the provisions of Section (g)), and shall give written notice to the Corporation at such office of the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice (“Conversion Notice”) shall also contain such representations of the Holder and, if applicable, another Person in whose name the certificate or certificates for the shares of Common Stock are to be issued accompanied by an opinion of counsel, as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than two (2) Business Days after the delivery of said certificates, issue and deliver at such office to such Holder of Preferred Stock, or to the nominee or nominees of such Holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid and, if the Conversion Notice does not cover all of the outstanding shares of Preferred Stock owned by such Holder, a new certificate representing the remainder of the shares of Preferred Stock of such Holder not yet converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (c)(2) or (c)(3) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Effective Date. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the Holder or such Holder’s predecessors or successors.

(B)              Notwithstanding anything to the contrary in Subsection (c)(5)(A), if the Corporation fails, for any reason or for no reason, to issue to a Holder within three (3) Business Days after the Conversion Effective Date (such date, the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled upon conversion and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon conversion (a “Delivery Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder so anticipated receiving from the Corporation (such sale, a “Resale”), then, within three (3) Business Days, the Corporation shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the conversion (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the conversion (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock so purchased multiplied by (B) the gross per share sale price in connection with the Resale. The foregoing remedy for any Delivery Failure shall be the Holders sole remedy for such Delivery Failure.

6.                  Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment in accordance with this section.

(A)             Other than in connection with (i) full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, and which have been approved by the Requisite Majority in Interest, (ii) the Corporation’s issuance of securities in connection with bona fide strategic license agreements and other bona fide partnering arrangements, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, and which have been approved by the Requisite Majority in Interest, (iii) the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans described on Schedule 3(i) to the Purchase Agreement as such plans are constituted on the Original Issue Date or contemplated to be amended or adopted as described on Schedule 3(i) to the Purchase Agreement, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement on the unamended terms disclosed in the Exchange Act Documents (as defined in the Purchase Agreement) and which securities are also described on Schedule 3(i) to the Purchase Agreement, (v) as a result of the exercise of Warrants or conversion of shares of Preferred Stock, that are granted or issued pursuant to the Purchase Agreement on the unamended terms in effect on the Original Issue Date, or shares issued as dividends on the Preferred Stock (collectively, the foregoing (i) through (v) are “Excepted Issuances”), if at any time the Preferred Stock or Warrants are outstanding, the Corporation shall agree to or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the consent of the Requisite Majority in Interest, then the Conversion Price shall automatically be reduced to such other lower price.

For purposes of determining the adjusted Conversion Price under this Subparagraph (A), the following shall be applicable:

(i)                 Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.

(ii)               For purposes of the adjustments described in this Subparagraph (A), the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or any warrant, right or option to purchase Common Stock (each, an “Option”) shall result in the adjustment of the Conversion Price upon the sooner of (A) the agreement to or (B) actual issuance of such Option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.

(iii)             If any Option is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (the “Primary Security”, and such Option, a “Secondary Security”), together comprising one integrated transaction, the consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one share of Common Stock was issued in such integrated transaction (or was deemed to be issued pursuant to the above anti-dilution provisions) solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the Black-Scholes Option Value of such Options. If any such Options are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Option but not for the purpose of the calculation of the Black-Scholes Option Value) will be deemed to be the net amount of consideration received by the Corporation therefor. If any such Options are issued or sold for a consideration other than cash (for the purpose of determining the consideration paid for such Option, but not for the purpose of the calculation of the Black-Scholes Option Value), the amount of such consideration received by the Corporation will be the fair value of such consideration. The fair value of any such consideration will be determined jointly by the Corporation and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation. As used hereinabove, the “Black Scholes-Option Value” means the value of the applicable Option based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the date of issuance of such Option and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option as of such date and (ii) an expected volatility equal to the greater of (A) sixty percent (60%) and (B) the one hundred (100) day volatility obtained from the HVT function on Bloomberg determined as of the Business Day immediately prior to the date of issuance of such Option.

(iv)             A convertible instrument (including a right to purchase equity of the Corporation) issued subject to an original issue or similar discount or which principal amount is directly or indirectly increased after issuance will be deemed to have been issued for the actual cash amount received by the Corporation in consideration of such convertible instrument.

(v)               The rights of Holders set forth in this Subparagraph (A) are in addition to any other rights the Holders have pursuant to the Purchase Agreement, the Warrants, and any other agreement referred to or entered into in connection with the issuance of the Preferred Stock and the Warrants on the Original Issue Date to which Holders and the Corporation are parties.

The Corporation shall give to each Holder notice of any event described in this Subparagraph (A) within one (1) Business Day of its occurrence, or of any notice given or announcement in respect thereof.

(B)              In the event the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a stock dividend on the Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In the event the Corporation shall at any time combine its outstanding Common Stock, the number of Conversion Shares immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

(C)              If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger that is a Sale or Merger to which Section (b) applies) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then the consideration payable to the Holders of the Preferred Stock in such reorganization, reclassification, consolidation or merger shall be the amount of such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation or merger) with respect to or in exchange for such number of outstanding shares of Common Stock as would be received upon conversion of the Preferred Stock (and payment of any declared or accrued but unpaid dividends then due in Common Stock in accordance with Subsection (c)(1)) at the Conversion Price in effect on the effective date of such reorganization, reclassification, consolidation, merger or sale.

(D)             In the event that:

(1)               the Corporation shall declare any cash dividend upon the Common Stock, or

(2)               the Corporation shall declare any dividend upon the Common Stock payable in stock or make any special dividend or other distribution to the holders of the Common Stock, or

(3)               the Corporation shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights, or

(4)               there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with or into, or sale of all or substantially all of its assets to, another Person, or

(5)               there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to each Holder:

(a) at least twenty (20) days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place.

Such notice in accordance with the foregoing paragraph (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing paragraph (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

7.                  No Impairment. The Corporation shall not, by amendment of its Restated Certificate of Incorporation, as amended, or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (c) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

8.                  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock and any accrued but unpaid dividends thereon, if such dividends are eligible to be paid in shares of Common Stock pursuant to Section (a) hereof; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d)               Voting Rights. Each Holder of a share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible under the circumstances described in Section (c) hereof on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder of Preferred Stock shall be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of the Common Stock in accordance with the bylaws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of the Preferred Stock. In addition, Holders shall have the right to vote on those matters which, under the Delaware General Corporation Law, voting by classes of stock is required and, so long as at least nine hundred and seventeen (917) shares of Preferred Stock (such number subject to adjustment for any stock split, stock dividend or the like occurring after the Original Issue Date in respect of the Preferred Stock) are outstanding, the Corporation shall not, without the consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the Holders of a majority of the shares of Preferred Stock then outstanding:

(i)                 create or authorize any shares of any class or series of capital stock of the Corporation having a preference or priority as to either dividends or distribution of assets upon liquidation equal or superior to any such preference or priority of the shares of Preferred Stock, reclassify any existing securities into shares of such equal or superior stock or amend the terms of any existing securities in a manner inconsistent with the foregoing restriction;

(ii)               amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Preferred Stock;

(iii)             declare, pay or set aside any dividends on any Junior Stock, or redeem or repurchase any Junior Stock;

(iv)             increase or decrease (other than in connection with a redemption or conversion) the authorized number of shares of Preferred Stock; or

(v)               alter or change the rights, preferences or privileges of the Preferred Stock in a manner different from each other class of Pari Passu Stock.

Further, and in addition to the approval rights set forth hereinabove, the Corporation shall not, without the consent (given by vote in person or proxy at a meeting called for the purpose, or by written consent) of the Holders of all of the shares of Preferred Stock then outstanding, adversely amend or repeal any provision of, or add any provision to, the preferences, rights, privileges or powers of the Preferred Stock set forth in these Designations, in respect of:

(w) the amount of dividends, or the timing of the required payment thereof;

(x) the amount of Liquidation Preference, or the timing of the required payment thereof;

(y) the Automatic Conversion Date; or

(z) the Conversion Rights, including the Conversion Price.

In addition, prior to the date that is the 30th day after the later of the Corporation’s receipt of an Approvable Letter for the Corporation’s LuViva product for cervical cancer and the date on which the Common Stock achieves an average Closing Price for twenty (20) consecutive trading days of at least $0.98 with an average daily trading volume during such twenty (20) consecutive trading days of at least 25,000 shares, the Corporation shall not, without the consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the Holders of sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock then outstanding, incur or cause any subsidiary of the Corporation to incur indebtedness for borrowed money, or guarantee indebtedness for borrowed money, that is (i) secured by the Corporation’s intellectual property; or (ii) in excess of (A) $1,000,000, if the net proceeds from the sale of the Preferred Stock on the Original Issue Date plus the net proceeds from the exercise of the Warrants is at least $3,000,000, or (B) $2,000,000, if the net proceeds from the sale of the Preferred Stock on the Original Issue Date plus the net proceeds from the exercise of the Warrants is less than $3,000,000. The average Closing Price and share trading volume provided for in this paragraph shall be appropriately adjusted for any stock splits, stock dividends, and the like occurring after the Original Issue Date.

(e)                Optional Redemption. The Corporation shall have the right, but not the obligation, to redeem, to the fullest extent permitted by law, all or any portion of the outstanding Preferred Stock at the Redemption Price for the relevant Redemption Date, at any time after the second (2nd) anniversary of the Original Issue Date. The date of any such election by the Board of Directors is referred to herein as an “Optional Election Date.” Any such redemption shall be made in accordance with the following procedures:

(i)                 The redemption price per share of Preferred Stock (the “Redemption Price”) shall be equal to the Liquidation Amount, including unpaid dividends up to and including the date of redemption (the “Redemption Date”) (which shall be the date that is ten (10) Business Days after the Optional Election Date). Any such redemption shall be made on a pro-rata basis from each Holder on the Redemption Record Date (as defined below) in reference to the aggregate Liquidation Amount of all shares of Preferred Stock held by such Holder and each other Holder. Any such redemption made shall be made from the Holders of record on the applicable record date, which shall be the date that is five (5) Business Days prior to the applicable Redemption Date (each such record date, a “Redemption Record Date”). Any such day that is a Redemption Record Date shall be a Redemption Record Date whether or not such day is a Business Day.

(ii)               No later than three (3) Business Days after the occurrence of an Optional Election Date (the “Redemption Notice Deadline”), the Corporation shall deliver a notice (a “Redemption Notice”) to each Holder including the following information: (A) informing the Holder of the redemption, (B) the aggregate number of shares of such Holder to be redeemed, (C) the Redemption Record Date and the Redemption Date, (D) the Redemption Price payable with respect to each share of Preferred Stock on the Redemption Date, (E) that any certificates representing shares of Preferred Stock which are to be redeemed must be surrendered for payment of the Redemption Price at the office of the Corporation or any registered agent located in the United States selected by the Corporation therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Corporation, as applicable (if reasonably required by the redemption agent or the Corporation, as applicable), provided, that if such certificates are lost, stolen or destroyed, the Corporation may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Corporation from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Corporation, from such Holder; (F) that, upon a Holder’s compliance with clause (E), payment of the Redemption Price with respect to any shares of Preferred Stock to be made on the Redemption Date will be made to the Holder on the Redemption Date to the account specified by such Holder by notice to the Corporation. Notice of any redemption of shares of Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares of Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation.

(iii)             If a Redemption Notice has been duly given as provided for hereinabove and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, after the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price, in which case such rights shall continue until the Redemption Price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the Redemption Date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.

(iv)             Redemptions may include the redemption of fractional interests in or fractional shares of Preferred Stock. Upon the redemption of any fractional interests or shares and surrender of the relevant share certificate, a new certificate shall be issued to the relevant Holder evidencing the remaining fractional shares outstanding and held by such Holder.

(v)               Upon redemption of any shares of Preferred Stock, such shares shall be retired by the Corporation.

(f)                Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record Holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the Holders of the surrendered certificates.

(g)               Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution, other institutional investor or executive officer of the Corporation, such Holder’s own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(h)               Notices. Any notice required by the provisions hereof to be given to the Corporation or Holders shall be deemed given if deposited in the United States Postal Service, postage prepaid, and addressed to the Corporation at its then principal executive office, or to each Holder at the address of such Holder appearing on the books of the Corporation.

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